UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
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SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934
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FUNKO, INC.
(Name of Registrant as Specified in its Charter)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2024
This proxy statement supplement (this “Supplement”) to the definitive proxy statement of Funko, Inc. (the “Company”), filed with the Securities and Exchange Commission on April 24, 2024 (the “Proxy Statement”), is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific Time, on June 4, 2024, virtually via live webcast at www.virtualshareholdermeeting.com/ FNKO2024. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about May 9, 2024. Except for the updated information regarding the appointment of a new chief executive officer and director, including matters related to her compensation, and the change in our independent registered public accounting firm disclosed herein, this Supplement does not modify or supplement the Proxy Statement in any manner. This Supplement should be read in conjunction with the Proxy Statement and the Company’s 2023 Annual Report to Stockholders as each contains information that is important to your decisions in voting at the Annual Meeting.
Recent Developments – New Chief Executive Officer and Class II Director Appointment
On May 8, 2024, following a search process, the Board of Directors (the “Board”) of the Company appointed Cynthia Williams as the Company’s Chief Executive Officer and a Class II director, in each case effective May 20, 2024 (the “Effective Date”). Ms. Williams succeeds Michael Lunsford, the Company’s Interim Chief Executive Officer. Mr. Lunsford will continue to serve as a member of the Board following the Effective Date. Also on May 8, 2024, Andrew Perlmutter resigned as a Class II director of the Company, effective on the Effective Date.
Ms. Williams, age 57, served as the President and Chief Operating Officer of Wizards of the Coast and Digital Gaming at Hasbro, Inc., a leading toy and game company, from February 2022 to April 2024. Prior to her time with Hasbro, Inc. Ms. Williams worked in different executive capacities at Microsoft Corporation, from August 2018 to February 2022, including as General Manager and Vice President, Gaming Ecosystem Commercial Team from September 2020 to February 2022, General Manager and Vice President, Xbox Business Engineering & Mixer from November 2019 to September 2020 and General Manager and Vice President, Gaming Business Expansion, Xbox from September 2018 to November 2019. Ms. Williams received a Bachelor of Science in Business Administration from Western Carolina University in 1989 and a Masters of Business Administration from Wake Forest University in 1995. The Company believes Ms. Williams is qualified to serve on the Board due to her extensive experience in the consumer products, gaming and e-commerce industries as well as her board management experience at large multinational public companies.
As of April 10, 2024, Ms. Williams did not beneficially own any shares of the Company’s common stock.
In connection with Ms. Williams’ appointment as Chief Executive Officer, the Company has entered into an Employment Agreement with Ms. Williams (the “Williams Agreement”). The Williams Agreement provides, among other things, that, in connection with her appointment as Chief Executive Officer, the Company has agreed to pay Ms. Williams an annual base salary of $1,000,000. Ms. Williams will also be eligible for (i) an annual performance-based bonus of up to 200% of her annual base salary to a maximum payout level established by the Board in its discretion, with a target bonus opportunity of up to 100% of her annual base salary; provided, that with respect to 2024, the Company has agreed to pay Ms. Williams an annual bonus payout that is no less than 75% of Ms. Williams’ annual target bonus for 2024 (which payout shall be prorated to reflect Ms. Williams start date), and (ii) an annual long-term incentive equity award having a target value of 250% of Ms. Williams’ then-current annual salary, as determined by the Board or a committee thereof. In the event of a qualifying termination, Ms. Williams will be entitled to receive certain severance benefits under the Williams Agreement, subject to her execution and non-revocation of a release of claims.

Under the Williams Agreement, Ms. Williams will be subject to a twelve-month post termination non-compete covenant, a twenty-four month post-termination non-solicit covenant and perpetual confidentiality and non-disparagement covenants.
In addition, the Company intends to grant Ms. Williams sign-on equity awards consisting of (i) an option (“Option”) to purchase shares of the Company’s Class A common stock at a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (the “Exercise Price”) with respect to a number of shares equal to the ratio of (i) $5,000,000 to (ii) the excess of (A) the price equal to three times the Exercise Price (the “Vesting Price”) over (B) the Exercise Price, (ii) a restricted stock unit grant with an aggregate grant date value targeted at $2,500,000 (the “2024 Annual Grant”) and (iii) an additional one-time restricted stock unit grant with an aggregate grant date value of $625,000 (the “New Hire Grant”). The Option will be eligible to vest based on the achievement of a stock price hurdle equal to the Vesting Price, measured based on the average of the Company’s closing share price over a 90 trading day trailing average, prior to the fourth anniversary of the Effective Date, subject to her continued employment with the Company; provided, that the Option shall not be eligible to vest until at least the second anniversary of the date of grant; and, provided further, that the Option may be subject to acceleration upon the occurrence of a change in control (as defined in the 2024 Inducement Award Plan (as defined below)) so long as the per share consideration to be received by Company stockholders in connection with such change in control equals or exceeds the Vesting Price. The 2024 Annual Grant will vest over four years in four equal annual installments on each of the first four anniversaries of the Effective Date and the New Hire Grant will vest over three years in three equal annual installments on each of the first three anniversaries of Effective Date, in each case subject to her continued service through the applicable vesting dates. The sign-on equity awards will be granted pursuant to the terms of the 2024 Inducement Award Plan (as defined below) and applicable forms of award agreement.
On May 8, 2024, the Board adopted the Funko, Inc. 2024 Inducement Award Plan (the “2024 Inducement Award Plan”). The terms of the 2024 Inducement Award Plan are substantially similar to the terms of the Company’s 2019 Incentive Award Plan, though incentive stock options may not be issued under the 2024 Inducement Award Plan and awards under the 2024 Inducement Award Plan may only be issued to eligible recipients under the applicable Nasdaq Listing Rules. The 2024 Inducement Award Plan was adopted without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4).
In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, awards under the 2024 Inducement Award Plan may only be made to an employee who is commencing employment with the Company or any subsidiary or who is being rehired following a bona fide interruption of employment by the Company or any subsidiary, in either case if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary. The Board has initially reserved 1,500,000 shares of the Company’s Class A common stock, par value $0.0001 per share, for issuance under the 2024 Inducement Award Plan.
Update to Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
As previously disclosed, on April 11, 2024, the Audit Committee (the “Audit Committee”) of the Board approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and dismissed Ernst & Young LLP (“EY”) as its independent registered public accounting firm, in each case effective upon the filing the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2024 (the “Form 10-Q”). The Company also previously disclosed that it intended to amend the Current Report on Form 8-K filed by the Company with the SEC on April 12, 2024 following the filing of the Form 10-Q to (i) disclose the effective date of the dismissal of EY and the engagement of PwC, and (ii) update the interim period disclosures related to paragraphs (a)(1)(iv), (a)(1)(v) and (a)(2) of Item 304 of Regulation S-K (the “Form 8-K/A”).

In light of the filing of the Form 10-Q and Form 8-K/A on May 9, 2024, respectively, the disclosure under “PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm” regarding the change in our independent registered public accounting firm from EY to PwC is hereby updated as follows:
The Audit Committee recently conducted a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. As a result of this process, on April 11, 2024, the Audit Committee approved the engagement of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, effective upon the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2024 (the “10-Q Filing”). On April 11, 2024, the Company notified and dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm, effective upon the 10-Q Filing, and notified PwC of the Audit Committee’s approval of engagement. EY served as the Company's independent registered public accounting firm for the year ended December 31, 2023. The Company filed its quarterly report on Form 10-Q for the quarter ended March 31, 2024 (the “Form 10-Q”) on May 9, 2024 and, as a result, the dismissal of EY and the engagement of PwC became effective.
The reports of EY on the Company’s financial statements for each of the two fiscal years ended December 31, 2022 and 2023 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In the fiscal years ended December 31, 2022 and 2023 and in the subsequent interim period through May 9, 2024, being the filing date of the Form 10-Q, there were no (a) “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the matter in its report, or (b) “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) other than as described below.
As reported in Part II, Item 9A of the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2023 (the “2023 10-K”) and December 31, 2022 (the “2022 10-K”), the Company reported material weaknesses in its internal control over financial reporting during such periods. As disclosed in the 2023 10-K, the Company concluded that its internal control over financial reporting was not effective as of December 31, 2023 due to the existence of material weaknesses in the Company’s internal control over financial reporting related to (a) failure to design and implement certain control activities that address relevant risks, retain sufficient evidence of the performance of control activities, or design control activities at the level of precision required to identify all potentially material errors, across all significant accounts, (b) failure to design and operate general information technology controls (“GITCs”), supporting change management, user access and segregation of duties controls within the Company’s US Enterprise Resource Planning software and systems related to its digital collectibles business and the Company was unable to effectively design and operate GITCs supporting change management within systems utilized by the Company in its financial reporting, other than its UK Enterprise Resource Planning software, and (c) failure to design and implement certain monitoring activities to ascertain whether the components of internal control are present and functioning. EY’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023, which was included in the 2023 10-K, contained an adverse opinion thereon.

As disclosed in the 2022 10-K, the Company concluded that its internal control over financial reporting was not effective as of December 31, 2022 due to the existence of material weaknesses in the Company’s internal control over financial reporting related to the same material weaknesses identified in the 2023 10-K except for the addition of the failure to design and implement certain risk assessment activities related to identifying and analyzing risks to achieve control objectives, and identifying and assessing changes in the business that could impact the system of internal controls and that (b) from above was defined as the failure to design and implement certain information and communication activities related to obtaining or generating and using relevant quality information to support the functioning of internal control. Specifically, the Company failed to design and implement GITCs supporting change management, user access and segregation of duties controls within information technology systems utilized by the Company in its financial reporting. EY’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022, which was included in the 2022 10-K, contained an adverse opinion thereon.
The Audit Committee has discussed the material weaknesses in the Company’s internal control over financial reporting with EY and has authorized EY to respond fully to the inquiries of PwC concerning such material weaknesses.
The Company provided EY with a copy of the disclosures contained in the Current Report on Form 8-K filed by the Company with the SEC on April 12, 2024 (the “Original Form 8-K”), and requested that EY furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained therein. A copy of EY’s letter, dated April 12, 2024, was filed as Exhibit 16.1 to the Original Form 8-K.
The Company also provided EY with a copy of the disclosures contained in the Current Report on Form 8-K/A filed with the SEC on May 9, 2024 (the “Form 8-K/A”), and requested that EY furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained therein. A copy of EY’s letter, dated May 9, 2024, was filed as Exhibit 16.1 to the Form 8-K/A.
During the years ended December 31, 2022 and 2023 and through May 9, 2024, neither the Company nor anyone on its behalf consulted with PwC with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).